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                                                                   EXHIBIT 4.1.3

                            QUORUM HEALTH GROUP, INC.
                                     Issuer

                                       TO

                     UNITED STATES TRUST COMPANY OF NEW YORK
                                     Trustee






                          First Supplemental Indenture

                             Dated as of May 7, 1997















                                  $100,000,000

             11 7/8% Senior Subordinated Notes due December 15, 2002

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      FIRST SUPPLEMENTAL INDENTURE dated as of May 7, 1997, between QUORUM
HEALTH GROUP, INC., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), and United States Trust Company of New York, as Trustee (the "Trustee").

                                    RECITALS

      WHEREAS, the Company and the Trustee are parties to that certain Indenture dated as of December 15, 1992 (the "Indenture"), regarding the Company's 117/8% Senior Subordinated Notes due December 15, 2002 (the "Notes");

      WHEREAS, the Company has commenced an offer to purchase (the "Offer") for cash all of its outstanding Notes from all Holders, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated as of April 24, 1997 and in the related Consent and Letter of Transmittal dated April 24, 1997;

      WHEREAS, in connection with the Offer and forming a part thereof, the Company has solicited consents (the "Consents") of the Holders of the Notes to effect certain amendments ("the Amendments") to the Indenture (the "Solicitation");

      WHEREAS, there have been validly delivered Consents of Holders of a majority in principal amount of the Notes outstanding that are owned by Holders other than the Company, any subsidiary or any person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company or any subsidiary;

      WHEREAS, Section 902 of the Indenture permits the Company and the Trustee to enter into a Supplemental Indenture; and

      WHEREAS, in accordance with the terms of the Offer and Solicitation, the Company has determined that it is necessary or required to supplement the Indenture to reflect the Amendments.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing and the mutual premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby supplement and amend the Indenture (such amendments not to become operative until validly tendered Notes are accepted for payment by the Company) as follows:
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      1. The covenant entitled "Limitation on Consolidated Debt" (Section 1008 of the Indenture) is hereby deleted in its entirety.

      2. The covenant entitled "Limitation on Layered and Junior Debt" (Section 1009 of the Indenture) is hereby deleted in its entirety.

      3. The covenant entitled "Limitation on Restricted Payments" (Section 1010 of the Indenture) is hereby deleted in its entirety.

      4. The covenant entitled "Limitation on Investments" (Section 1011 of the Indenture) is hereby deleted in its entirety.

      5. The covenant entitled "Limitations Concerning Distributions by Subsidiaries, etc." (Section 1012 of the Indenture) is hereby deleted in its entirety.

      6. The covenant entitled "Limitation on Liens" (Section 1013 of the Indenture) is hereby deleted in its entirety.

      7. The covenant entitled "Limitation on Certain Sales of Capital Stock of Subsidiaries and Certain Assets" (Section 1015 of the Indenture) is hereby deleted in its entirety.

      8. The covenant entitled "Change of Control" (Section 1016 of the Indenture) is hereby deleted in its entirety.

      9. The covenant entitled "Unrestricted Subsidiaries" (Section 1018 of the Indenture) is hereby deleted in its entirety.

      10. The covenant entitled "Mergers, Consolidations and Certain Sales and Purchases of Assets" (Section 801 of the Indenture) is hereby amended in full to be and read as follows:

      SECTION 801. Mergers, Consolidations and Certain Sales and Purchases of
                   Assets.

      The Company (a) shall not consolidate with or merge into any other Person;
(b) shall not permit any other Person to consolidate with or merge into (i) the Company or (ii) any Restricted Subsidiary in a transaction in which such Subsidiary remains a Restricted Subsidiary; (c) shall not, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its proper ties and assets as an entirety; and (d) shall not, and shall not permit any Restricted Subsidiary to (i) directly or indirectly, acquire Capital Stock of or other ownership interests in any other Person such that such other Person becomes a Subsidiary of the Company or
(ii) directly or


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indirectly, purchase, lease or otherwise acquire all or substantially all of the properties and assets of any Person as an entirety or any existing business (whether existing as a separate entity, subsidiary, division, unit or otherwise) of any Person; unless, in any such transaction:

            (1) immediately before and after giving effect to such transaction and treating any Debt Incurred by the Company or a Subsidiary of the Company as a result of such transaction as having been Incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing;

            (2) in the case the Company shall consolidate with or merge into another Person or shall directly or indirectly transfer, convey, sell, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by transfer, conveyance, sale, lease or other disposition all or substantially all of the properties and assets of the Company as an entirety (for purposes of this Article Eight, a "Successor Company") shall be a corporation, partnership, limited liability company or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume by an indenture supplemental hereto executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the Securities and the performance of every covenant of this Indenture on the part of the Company to be performed or observed; and

            (3) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer, lease, other disposition, acquisition or purchase, and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with, and, with respect to such Officers' Certificate, setting forth the manner of determination of the Consolidated Net Worth and the Consolidated Cash Flow Ratio of the Company or, if applicable, of the Successor Company as required pursuant to the foregoing.


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      11. The covenant entitled "Limitation on Transactions with Affiliates and
Related Persons" (Section 1014 of the Indenture) is hereby amended in full to be and read as follows:

      SECTION 1014. Limitation on Transactions with Affiliates and Related Persons.

            The Company shall not, and shall not permit any Subsidiary of the Company to, directly or indirectly, enter into any transaction (including the purchase, sale, lease or exchange of property, the rendering of any service or the making of any loan or advance) with any Affiliate or Related Person, unless

            (1) such Affiliate or Related Person is (both before and after such transaction) (a) a Wholly Owned Subsidiary of the Company or (b) another Subsidiary of the Company the minority interests in which are not held by any Affiliate or Related Person;

            (2) the Board of Directors shall determine (in its good faith judgment and evidenced by a Board Resolution) that:

                  (i) the terms of such transaction are in the best interests of the Company or such Subsidiary; and

                  (ii) such transaction is on terms no less favorable to the
            Company or such Subsidiary than those that could be obtained in a comparable arm's length transaction with an entity that is not an Affiliate or a Related Person; or

            (3) the transaction is in the ordinary course of business of the Company or such Subsidiary consistent with past practice and the total consideration given by the Company or such Subsidiary in such transaction or series of transactions of which it is a part (including cash, the fair value of non-cash property and the assumption of Debt, as evidenced by an Officer's Certificate) does not exceed $2,000,000.

      12. Clause (3) of Section 5.01 of the Indenture entitled "Events of Default" is hereby deleted in its entirety.

      13. In executing this First Supplemental Indenture, the Trustee acknowledges that it has received, as permitted by Section 903 of the Indenture, an opinion prepared by the Company's special counsel, Reboul, MacMurray, Hewitt, Maynard & Kristol, dated as of the date hereof, a copy of which is attached hereto as Exhibit A.


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      14. Capitalized terms used herein without definition shall have the meanings set forth in the Indenture.

      15. This First Supplemental Indenture may be executed in any number of counterparts with the same effect as if the signature to each counterpart were upon a single instrument, and all such counter parts together will be deemed an original of this First Supplemental Indenture.

      IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the date first written above.


                                    Quorum Health Group, Inc.



                                    By:_____________________________________
                                       Name:
                                       Title:


Attest:


_______________________________


                                    United States Trust Company
                                          of New York



                                    By:_____________________________________
                                       Name:
                                       Title:


Attest:



_______________________________



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